EXHIBIT 21

Subsidiaries of Republic Bancorp, Inc.****

Name of Subsidiary	State or other Jurisdiction of Incorporation

Republic Bank & Trust Company	Kentucky

Republic Bank	Federally chartered savings bank

Republic Invest Co.	Delaware

Republic Capital LLC	Delaware

Republic Bancorp Capital Trust	Delaware

Subsidiaries of Republic Bank & Trust Company****

****	Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2010.